Exhibit 10.28

ASSET ADVISORY AGREEMENT

LONE STAR STEAKHOUSE & SALOON, INC.

THIS ASSET ADVISORY AGREEMENT (“Agreement”) is made effective as of December 13, 2006, by and between HUDSON ADVISORS, L.L.C., a Texas limited liability company (“Manager”), and LONE STAR STEAKHOUSE & SALOON, INC., a Delaware corporation (“Owner,” and, together with Manager, the “Parties”), and joined herein by LONE STAR FUND V (U.S.), L.P., a Delaware limited partnership (the “Fund”), for the limited purposes set forth in Section 7(a) below.

RECITALS

WHEREAS, Owner is in the business of owning and operating restaurants (the “Business”).

WHEREAS, Owner desires that Manager undertake the asset management of the Business, as provided herein, and Manager desires to undertake such management.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Services. Manager shall provide operating company oversight functions for Owner in connection with the Business, which services may include, but shall not be limited to, the following:

(a) Manager shall be responsible for the day-to-day communication and coordination with any personnel or other service providers hired by Owner or its subsidiaries with respect to the Business. Manager shall provide the other management services as are set forth in this Agreement; however, notwithstanding anything in this Agreement to the contrary, Owner shall retain the sole right to approve or change the budget for the operation of the Business, to approve any transactions with respect to the Business, and to hire and fire personnel and other service providers for the Business.

(b) Manager shall assist and advise Owner with respect to the Long Term Plan (as hereafter defined). For purposes hereof, “Long Term Plan” means the Long Term Plan developed or adopted by Owner with respect to the Business, as may be amended from time to time.

(c) Manager shall, subject to the availability of sufficient funds, work diligently to implement the Long Term Plan and shall have the authority (together with the obligation and responsibility) to manage the Business in accordance with such Long Term Plan.

Any specific action or cost enumerated in any Long Term Plan may be implemented and consummated by Manager for Owner without further approval or participation of Owner; however, Owner retains the right to change the Long Term Plan at any time.

(d) Notwithstanding anything to the contrary herein, if, in order to preserve the rights of Owner with respect to the Business, certain action not authorized pursuant to the Long Term Plan or the terms of this Agreement that would otherwise require the approval of Owner must be immediately taken in response to an emergency matter concerning the Business (“Emergency Matter”) in order to protect Owner’s interest therein, then Manager shall be authorized to take such actions as it deems necessary or appropriate to so protect the interests of Owner. Manager shall promptly notify Owner of the action taken and the circumstances giving rise to such action (including the reason for the requirement for immediate action). Any such action or expenditure relating to an Emergency Matter that may be consummated by Manager shall be deemed approved by Owner.

(e) Manager shall obtain and maintain on behalf of Owner all licenses, permits, certificates, consents, and other approvals required with respect to the Business (collectively, “Licenses”). Manager shall provide Owner with copies of all completed initial or renewal License applications for approval, not less than thirty (30) days prior to the date such applications are due. All Licenses shall be obtained in the Owner’s name whenever possible. Any Licenses obtained in the name of Manager shall be held on behalf of Owner, and, upon termination of this Agreement, Manager shall transfer or assign all such Licenses to such person as the Owner may direct at no cost, to the extent permitted by applicable law.

(f) Manager shall not be required to devote its full time and attention to the management of the Business, but only such time as is reasonably necessary for the proper conduct of its duties under this Agreement.

2.	Consultation and Communication; Reports.

(a) Manager’s management personnel shall be available at the reasonable request of Owner for consultation and shall provide Owner with all information pertaining to the Business and Manager’s services related thereto as is reasonably requested and as Manager can reasonably provide.

(b) Owner and Manager shall, upon Owner’s request, (such request to be made by written notice to Manager, setting forth the time, date, and location of such meeting), meet (or hold a telephone conference call) to discuss the progress of, and proposals, strategy, operation, and administrative matters relating to, the Business, and to review actual operating results in relation to the projections set forth in the Plans. For any of the foregoing meetings that require Manager’s representatives to travel, Owner shall pay all travel, lodging, food and other expenses of such representatives incurred in traveling to, staying at, and returning from the location of any such meeting.

(c) Manager shall prepare and submit to Owner, by no later than the twenty-fifth (25th) day of each month, regular monthly reports for the prior month of its activities on behalf of Owner for examination and review by Owner, which reports shall be in form and substance reasonably satisfactory to Owner.

3.	Duty of Care. Manager shall carry out its obligations hereunder in accordance with such asset management standards as are customarily employed by similar asset managers managing comparable portfolios for others under similar terms and conditions.

4.	Expenses. All expenses incurred by Manager on behalf of Owner hereunder shall be paid by Owner, in strict accordance with the applicable Plan, or as otherwise approved by Owner. In no event shall Manager be obligated to pay any expenses related to the Business. If Manager, in its sole discretion, shall elect to pay any expenses, Owner shall reimburse Manager as set forth in the applicable Plan.

5.	Reserved.

6.	Ancillary Services. Manager may, but is not required to, perform certain additional services on behalf of Owner, including, without limitation, the following: financial accounting and reporting; tax accounting, preparation, and reporting; treasury, including, but not limited to, acting as a cash agent; risk management; legal and compliance; record keeping; and operating company oversight (“Ancillary Services”). Such Ancillary Services shall be performed in a commercially reasonable manner and on a competitive basis. Ancillary Services will be charged at 110% of Manager’s cost thereof or at 110% of the hourly billing rates of the individuals performing such services using actual time incurred. If Owner fails or refuses to pay any amounts hereunder when due, interest in respect of the outstanding amount shall accrue at the rate of eighteen percent (18%) from the date due until the aggregate amount outstanding (including interest) is paid in full. In the event that Owner disputes any portion of any charges by Manager (whether for reimbursement of expenses or for services), Owner agrees to pay any undisputed portion of such charges and to submit such dispute as to the remainder for resolution in accordance with the dispute resolution procedures set forth in Section 11 hereof.

7.	Term; Termination.

(a) This Agreement shall be effective as of the date first above written. This Agreement shall be terminable by Manager or Owner and/or the Fund upon thirty (30) days’ notice from one to the others for any reason or no reason whatsoever.

(b) Upon expiration or termination of this Agreement for any reason, (i) Manager shall deliver to Owner, or its nominee (A) all books, documents, records, materials, supplies, and funds in its possession belonging to Owner or received by Manager pursuant to the terms of this Agreement and (B) a statement of expenses incurred by, and other amounts payable to, Manager pursuant to this Agreement as of the date of termination, and (ii) not later than fifteen (15) days following the date of termination, Owner shall pay to Manager in full all amounts due Manager as of such date of termination.

(c) Termination of this Agreement shall not release Manager or Owner, as the case may be, from liability for failure to perform any of the duties or obligations of Manager or Owner, as the case may be, under this Agreement that have accrued as of the date of termination.

8.	Confidentiality. Each Party shall maintain in confidence the facts and terms of this Agreement and all other information received from the other Party that is identified in writing at the time of delivery as being confidential; provided, however, that each Party may disclose such information (a) to its and its affiliates’ directors, officers, employees, or agents (it being understood that they shall be informed by such Party of the confidential nature of such information and that such Party shall cause them to treat such information confidentially); (b) if required to do so by applicable laws, rules, regulations, or orders; (c) if such information becomes part of the public domain; or (d) if such information otherwise was or becomes available to such Party on a non-confidential basis, provided that the source of such information was not known by such Party to be bound by a confidentiality obligation.

9.	Representations and Warranties. Each Party represents and warrants to the other that, as of the date hereof:

(a) It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. It has all requisite power and authority to enter into and to perform its obligations under this Agreement.

(b) Its execution, delivery, and performance of this Agreement have been duly authorized and do not and will not (i) violate any law, rule, regulation, order, or decree applicable to it or (ii) violate its organizational documents.

(c) This Agreement is a legal and binding obligation, enforceable against it in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization, and other similar laws affecting the rights of creditors generally and by general principles of equity.

(d) There is no litigation pending or, to the best of its knowledge, threatened to which it is a party that, if adversely determined, would have a material adverse effect on the transactions contemplated in this Agreement or its financial condition, prospects, or business.

10.	No Assignment. Neither Party may assign any of its rights, duties or obligations under this Agreement without the prior written consent of the other Party.

11.	Governing Law; Dispute Resolution.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

(b) The Parties shall attempt in good faith to resolve any dispute or difference of any kind whatsoever between the Parties or any of their affiliates arising out of or in connection with or in relation to this Agreement, including any claims arising out of or relating to this Agreement, whether in contract, tort, statutory, or otherwise, and including any claims regarding the existence, scope, validity, breach, or termination of this Agreement (each, a “Dispute”), by mutual agreement.

(c) If any Dispute cannot be resolved by mutual agreement, the Dispute shall be finally settled by arbitration pursuant to the procedures set forth in this Section 11.

(d) The arbitral tribunal (the “Tribunal”) shall be composed of three (3) arbitrators. Manager and Owner shall each appoint an arbitrator within thirty (30) days of the date of a request to initiate arbitration, and the two (2) appointed arbitrators shall then jointly appoint a third arbitrator within thirty (30) days of the appointment of the second arbitrator, to act as chairman of the Tribunal. Arbitrators not appointed within the time limits set forth in the preceding sentence shall be appointed by the American Arbitration Association at the request of either Owner or Manager.

(e) The arbitration shall be conducted in accordance with the then-existing Rules of Arbitration (the “Rules”) of the American Arbitration Association. The arbitration shall take place in Dallas, Texas and be conducted in the English language. The Tribunal shall apply the substantive law of Texas (exclusive of choice of law principles) in resolving the Dispute. Issues relating to the conduct of the arbitration and enforcement of any award shall be governed by the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (New York Convention) and, to the extent applicable, the Federal Arbitration Act, 9 U.S.C. §§ 1-16. The American Arbitration Association shall not serve as administrator of the arbitration; its sole function shall be to appoint arbitrators not appointed within the time limits as set forth in Section 11(d).

(f) Any monetary award shall be in United States dollars. The award of the Tribunal shall be kept confidential, and no Party shall disclose the award or the substance of the award or any portion thereof to any other person or entity, except to the extent necessary to comply with any applicable law, regulation, or order of any court, agency, or regulatory authority, or to make appropriate filings with any stock exchange or in court proceedings relating to any application concerning the award that is made by any Party; provided, however, that the award may be disclosed to any affiliate, shareholder, member, or lender of any Party to the arbitration if such affiliate, shareholder, member, or lender agrees to maintain the confidentiality of the award to the extent required by this Section 11(f). The arbitrator shall not have the authority to award punitive, special, exemplary, incidental, indirect, or consequential damages, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar law, or any other legal or equitable principle.

(g) The award rendered and any arbitration commenced hereunder shall be final and binding upon the Parties, and a judgment thereon may be entered in any court having jurisdiction for its enforcement.

(h) The obligation to arbitrate under this Section 11 is binding on the Parties and their affiliates, successors, and assigns. For purposes of appointing arbitrators, any Party and its affiliates, successors, and assigns shall jointly appoint such Party’s arbitrator. Each Party agrees that, failing mutual agreement in accordance with Section 11(b), arbitration under this Section 11 is the exclusive method for resolving any Dispute and that such Party and its affiliates will not commence any action or proceeding concerning a Dispute, except to enforce the award or to compel arbitration.

12.	No Partnership or General Agency. The relationship between the Parties is that of independent contractors solely as set forth herein, and each Party shall be responsible only for its obligations as set forth herein. It is not the intention of the Parties to render the Parties liable as partners, associates, or joint venturers or to create a partnership, joint venture or other association. The liability of the Parties hereunder to third parties shall be several and not joint or collective. Except as specifically otherwise provided herein or agreed in writing, Manager (i) is not an agent or representative of Owner and (ii) shall not have, and shall not represent itself as having or allow any of its employees, officers, directors, agents, or representatives to represent that it or any of them has, any authority to commit Owner by negotiation or otherwise to any contract, agreement, or other legal commitment in the name of, or otherwise binding on, Owner, or to pledge or extend its credit. Notwithstanding the above, Owner authorizes and appoints Manager, or any of its affiliates, to act as servicer of any Asset owned by Owner, and authorizes Manager, or such affiliate, to perform, in accordance with any applicable Plan, such services and functions, including entering into negotiations with any third-party borrower, lender, or agent, as may be desirable to be performed in connection with the resolution or settlement of any such asset.

13.	Employees and Independent Contractors. Manager shall be responsible for its employees and shall use reasonable care in selecting and supervising independent contractors. All matters pertaining to the employment, supervision, compensation, promotion, and discharge of Manager’s employees are the responsibility of Manager, and Manager shall be liable to such employees for their compensation (in whatever form or amount such compensation may be). Owner shall never be the employer of such employees, nor shall Owner ever be directly responsible for their compensation. Manager shall comply with all applicable laws and regulations relating to workmen’s compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related matters. Manager shall be responsible for negotiating the terms of contracts with and overseeing the performance of contractors.

14.	Compliance with Laws. Manager shall comply with all applicable laws, including but not limited to the U.S. Foreign Corrupt Practices Act, in connection with this Agreement. Without limiting the foregoing, Manager agrees not to pay or promise to pay or give or promise to give anything of value, either directly or indirectly, to any person for the purpose of illegally or improperly inducing that person to take any action or to omit to take any action in connection with this Agreement. Manager warrants and represents to Owner that, prior to the execution of this Agreement, it has nor taken or omitted to take any action with respect to this Agreement if such act or omission would have violated the U.S. Foreign Corrupt Practices Act.

15.	No Consequential Damages. Under no circumstances, whether based on contract, warranty, negligence, strict liability, or otherwise, shall either Party be liable for any consequential, indirect, incidental, or punitive damages of any kind or character, including, but not limited to, loss of profits or revenues, loss of product, loss of use, cost of capital, and the like, arising out of or related to any performance under or breach of this Agreement. The Parties specifically acknowledge that the benefits each Party contemplates deriving from the provisions of this Agreement reflect such allocation of risk and limitation of liabilities.

16.	Exculpation. Manager and each of its shareholders, consultants, agents, members, officers, directors, partners, and employees (collectively, “Covered Persons”) shall not be liable for any losses, claims, damages, or liabilities arising from any act performed or omitted by any Covered Person in connection with this Agreement, except any such losses, claims, damages, or liabilities that are caused by the fraud, gross negligence, or willful misconduct of such Covered Person.

17.	Indemnification.

(a) Owner, to the fullest extent permitted by law, shall indemnify, defend, and hold harmless each Covered Person from and against any and all losses, claims, damages, or liabilities of any nature whatsoever, including legal fees and other expenses reasonably incurred, arising out of or in connection with the management and disposition of the Business, any duty of Manager hereunder, or any action taken or omitted by any such Covered Person by or on behalf of Owner pursuant to authority granted by this Agreement, even if any such losses, claims, damages, or liabilities are caused in whole or in part by the negligence of such Covered Person. This indemnification does not apply to the extent any such losses, claims, damages, or liabilities are caused by the fraud, gross negligence, or willful misconduct of any Covered Person. In the event that any Covered Person becomes involved in any capacity in any suit, action, proceeding, or investigation in connection with any matter arising out of or in connection with the management and disposition of the Business, any duty of Manager hereunder, or any action taken or omitted by such Covered Person pursuant to authority granted by this Agreement, Owner shall, within twenty (20) days after submission of a request for reimbursement, reimburse such Covered Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

(b) Promptly after a Covered Person receives notice of the commencement of any action or other proceeding in respect of which indemnification may be sought hereunder, such Covered Person shall notify Owner thereof; provided, that the failure to do so shall not relieve Owner from any obligation hereunder unless, and only to the extent that, such failure results in Owner’s forfeiture of substantive rights or defenses.

18.	Further Assurances. Each Party agrees to execute and deliver such additional documents and to take such additional actions as may be necessary or appropriate to effect the provisions of this Agreement and all transactions contemplated hereby.

19.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements between the Parties.

20.	No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, with respect to Sections 16 and 17, the Covered Persons, and their respective successors and assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any third party any remedy, claim, liability, reimbursement, cause of action, or other right.

21.	Severability. If any provision of this Agreement is prohibited by applicable law, the Parties shall amend such provision to the extent (and only to the extent) necessary to comply with such law. Subject to the preceding sentence, if any provision of this Agreement or the application thereof to either Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

22.	Notices. All notices, requests, and demands to or upon the respective Parties and the Fund hereto shall be effective in writing (including by facsimile, telex, or cable communication) and shall be deemed to have been duly given or made when delivered by hand, in the case of facsimile, telex, or cable communication upon being sent (provided that, in the case of facsimile and telex communications, electronic confirmation of delivery of such communication is received by the Party upon sending such communication), two (2) days after having been deposited with a reputable international overnight courier service, or, if sent within the United States, three (3) days after being deposited in the United States mail, certified or registered, postage prepaid. Notices shall be sent to the following addresses or such other address as may be substituted by giving the other Party and the Fund, as applicable, not fewer than five (5) days’ advance written notice of such change of address:

If to Owner, to:	LONE STAR STEAKHOUSE & SALOON, INC. 717 North Harwood Street, Suite 2200 Dallas, Texas, 75201 Attention: President Telephone: (214) 754-8300 Fax (214)754-8301

If to Manager to:	HUDSON ADVISORS, L.L.C. 717 North Harwood Street, Suite 2100 Dallas, Texas, 75201 Attention: President Telephone: (214) 754-8300 Fax: (214) 754-8301

If to the Fund:	LONE STAR FUND V (U.S.), L.P. 717 North Harwood Street, Suite 2200 Dallas, Texas 75201 Attention: General Partner Telephone: 214-754-8300 Fax: 214-754-8301

23.	Amendment. An amendment or modification of this Agreement shall be effective or binding on a Party only if it is in writing and signed by that Party.

24.	Survival. Any provision that, by its nature, is intended to survive the termination of this Agreement shall survive such termination.

25.	Waivers. Any waiver, express or implied, by a Party of any right under this Agreement or of any breach by the other Party shall not constitute or be deemed a waiver of any other right or any other breach, whether of a similar or dissimilar nature to the right or breach being waived. A waiver of a Party’s rights under this Agreement, including with respect to another Party’s breach, shall be effective only if that Party agrees in writing.

26.	Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

27.	Binding Effect. Subject to the restrictions on assignment set forth in this Agreement, this Agreement shall inure to the benefit of and be binding upon the undersigned Parties and their respective legal representatives, successors, and permitted assigns. Whenever this Agreement refers to any Party, such reference shall be deemed to include the legal representatives, successors, and permitted assigns of such Party.

28.	Intention of Parties to Act Reasonably. Owner and Manager hereby acknowledge and agree that they will act reasonably in implementing the provisions of this Agreement and in the management and disposition of the Business.

29.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one agreement.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute and deliver this Agreement effective as of the day and year first above written.

HUDSON ADVISORS, L.L.C.
a Texas limited liability company

By:	/s/ ROBERT J. CORCORAN
	Name:	ROBERT J. CORCORAN
	Title:	PRESIDENT

LONE STAR STEAKHOUSE & SALOON, INC.
a Delaware corporation

By:	/s/ MARC L. LIPSHY
	Name:	MARC L. LIPSHY
	Title:	PRESIDENT

LONE STAR FUND V (U.S.), L.P., a Delaware limited partnership, hereby joins in the execution of this Agreement to evidence its agreement to the provisions of Section 7(a) hereof.

LONE STAR FUND V (U.S.), L.P., a Delaware limited partnership

By:	Lone Star Partners V, L.P., its general partner

By: Lone Star Management Co. V, Ltd., its general partner

By:	/s/ Benjamin D. Velvin III
Benjamin D. Velvin III
Vice President